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                 BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

                         2001 Annual Report on Form 10-K

                                   EXHIBIT 11

                COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (In thousands except per share data)


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                                                                                        Fiscal Year Ended
                                                                   ------------------------------------------------------------
                                                                     July 1, 2001        July 2, 2000         June 27, 1999
                                                                   -----------------   ------------------  --------------------

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COMPUTATIONS FOR STATEMENTS OF INCOME

Basic earnings per share of common stock:

Net income                                                                 $ 48,013            $ 136,473           $ 106,101
                                                                   =================   ==================  ==================

Average shares of common stock outstanding                                   21,598               22,788              23,344
                                                                   =================   ==================  ==================

Basic earnings per share of common stock                                     $ 2.22               $ 5.99              $ 4.55
                                                                   =================   ==================  ==================


Diluted earnings per share of common stock:

Net income                                                                 $ 48,013            $ 136,473           $ 106,101

Adjustment to net income to add after-tax interest
  expense on convertible notes                                                  576                    -                   -
                                                                   -----------------   ------------------  ------------------

Adjusted net income                                                        $ 48,589            $ 136,473           $ 106,101
                                                                   =================   ==================  ==================

Average shares of common stock outstanding                                   21,598               22,788              23,344

Incremental common shares applicable to
common stock options based on the common
stock average market price during the period                                     10                   52                 115

Incremental common shares applicable to
  restricted common stock based on the common
  stock average market price during the period                                    5                    2                   -

Incremental common shares applicable to
  convertible notes based on the conversion
  provisions of the convertible notes                                           353                    -                   -
                                                                   -----------------   ------------------  ------------------

Average common shares assuming dilution                                      21,966               22,842              23,459
                                                                   =================   ==================  ==================

Fully diluted earnings per average share of
  common stock, assuming conversion of all
  applicable securities                                                      $ 2.21               $ 5.97              $ 4.52
                                                                   =================   ==================  ==================

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